EXHIBIT 99.1

                           CTI INDUSTRIES CORPORATION

                                 Code of Ethics
                   for Senior Executive and Financial Officers

I.    General

      The policy of CTI Industries Corporation (the "Company") is to comply strictly with all laws governing its operations and to conduct its affairs in keeping with the highest moral, legal and ethical standards. Senior executive and financial officers hold an important and elevated role in maintaining a commitment to (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosure in the Company's public communications, and (iii) compliance with applicable governmental rules and regulations. Accordingly, the Company has adopted this Code of Ethics for its Chief Executive Officer, Chief Financial Officer, Controller and any other senior executive or financial officers performing similar functions and so designated from time to time by the Chief Executive Officer (the "Senior Executive and Financial Officers"). This Code of Ethics shall be approved annually by the Audit Committee of the Board of Directors (the "Committee") and disbursed to the public by means of one of the methods described in Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission (the "SEC").

II.   Honest and Ethical Conduct

      Senior Executive and Financial Officers are expected to exhibit and promote the highest standards of honest and ethical conduct, by, among other things, their adherence to the following policies and procedures:

            o Senior Executive and Financial Officers shall engage in only honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

            o Senior Executive and Financial Officers shall inform the Company's Corporate Counsel or, in his absence, the Chairman of the Committee of (a) deviations in practice from policies and procedures governing honest and ethical behavior or (b) any material transaction or relationship that could reasonably be expected to create a conflict of interest.

            o Senior Executive and Financial Officers shall demonstrate personal support for the policies and procedures set forth in this Code of Ethics through periodic communications reinforcing these principles and standards throughout the Company.

            o Senior Executive and Financial Officers shall respect the confidentiality of information acquired in performance of one's responsibilities and shall not use confidential information for personal advantage.

III.  Financial Records and Periodic Reports

      The Company is committed to full, fair, accurate, timely and understandable disclosures in reports and documents that it files with, or submits to, the SEC and in other public communications made by the Company. In support of this commitment, the Company has, among other measures, (a) designed and implemented disclosure controls and procedures (within the meaning of applicable SEC rules) and (b) required the maintenance of accurate and complete records, the prohibition of false, misleading or artificial entries on its books and records, and the full and complete documentation and recording of transactions in the Company's accounting records. In addition to performing their duties and responsibilities under these requirements, each of the Senior Executive and Financial Officers will establish and manage the Company's reporting systems and procedures with due care and diligence to ensure that:

            o Reports filed with or submitted to the SEC and other public communications contain information that is full, fair, accurate, timely and understandable and do not misrepresent or omit material facts.

            o Business transactions are properly authorized and completely and accurately recorded in all material respects on the Company's books and records in accordance with generally accepted accounting principles and the Company's established financial policies.

            o Retention or disposal of Company records is in accordance with established Company policies and applicable legal and regulatory requirements.

IV.   Compliance with Applicable Laws, Rules and Regulations

      The policy of the Company is to comply strictly with all laws governing its operations and to conduct its affairs in keeping with the highest moral, legal and ethical standards. Accordingly, the Senior Executive and Financial Officers will comply with all applicable governmental laws, rules and regulations, and will establish and maintain mechanisms to:

            o Monitor compliance of the Company's finance organization and other key employees with all applicable federal, state and local statutes, rules, regulations and administrative procedures.

            o Identify, report and correct any detected deviations from applicable federal, state and local statutes, rules, regulations and administrative procedures.

V.    Compliance with Code of Ethics

      The Senior Executive and Financial Officers shall acknowledge and certify their ongoing compliance with this Code of Ethics annually and provide a copy of such certification to the Committee. This Code of Ethics will be published and made available to all employees, and any employee should promptly report any violation of this Code of Ethics to the General Counsel or, in his or her absence, the Chairman of the Committee. The Board of Directors shall take appropriate action with respect tot he failure of any Senior Executive or Financial Officer to comply with this Code of Ethics, which may include reprimand, demotion or dismissal, depending on the seriousness of the offense.

Adopted: April, 2004


                                       3